UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 3, 2020

Main Street Capital Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Maryland	001-33723	41-2230745
_____________________ (State or other jurisdiction of incorporation)	_____________ (Commission File Number)	______________ (I.R.S. Employer Identification No.)

1300 Post Oak Boulevard, 8th Floor Houston, Texas		77056
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(713) 350-6000

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MAIN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2020, the board of directors (the “Board”) of Main Street Capital Corporation (“Main Street”) increased the size of the Board from eleven to twelve directors and appointed Dunia A. Shive as a member to fill the vacancy created by the increase to serve the remainder of the current term. Ms. Shive was also appointed to serve on the nominating and corporate governance committee of the Board. Main Street announced the appointment in a press release, which is attached hereto as Exhibit 99.1.

Ms. Shive, age 59, served as Chief Executive Officer and President of Belo Corp. (NYSE: BLC), a media company that owned several television stations, from 2008 until its acquisition by Gannett Co., Inc. in 2013. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc. (NYSE: TGNA, formerly GCI), a broadcast and digital media company, until 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive has served on the boards of directors of Kimberly-Clark Corporation (NYSE: KMB), a global manufacturer of branded tissue and personal care products, since May 2019, and Trinity Industries, Inc. (NYSE: TRN), a leading provider of rail transportation products and services in North America, since March 2014. She serves on the audit committee of Kimberly-Clark Corporation’s board of directors and on the corporate governance and directors nominating committee, the finance and risk committee, and as the chair of the audit committee of Trinity Industries, Inc.’s board of directors. Ms. Shive serves as a Trustee of Parks for Downtown Dallas. From 2014 to 2018, she was a director of Dr Pepper Snapple Group, Inc., now known as Keurig Dr Pepper Inc. (NYSE: KDP, formerly DPS). From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp.

Ms. Shive will be entitled to receive compensation for her service on the Board consistent with Main Street’s director compensation program for non-employee directors, as described under the heading “Compensation of Directors” in Main Street’s proxy statement for its 2019 Annual Meeting of Stockholders filed with the Securities and Exchange Commission, or SEC, on March 25, 2019. In connection with her appointment to the Board, Main Street entered into its standard indemnification agreement with Ms. Shive, the form of which was previously filed with the SEC on September 21, 2007 as Exhibit (k)(13) to Pre-Effective Amendment No. 3 to Main Street’s Registration Statement on Form N-2 (File No. 333-142879).

The Board and its relevant committees have determined that Ms. Shive qualifies as an independent director under the listing standards of the New York Stock Exchange and as not an “interested person” under Section 2(a)(19) of the Investment Company Act of 1940, as amended. There are no arrangements or understandings between Ms. Shive and any other persons pursuant to which she was selected as a director. There are no current or proposed transactions between Main Street and Ms. Shive or her immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

As previously disclosed, the Board passed a resolution reducing the number of directors that constitutes the full Board from eleven to nine directors, effective as of the date of Main Street’s 2020 annual meeting of stockholders. As a result of the appointment of Ms. Shive to serve as a member on the Board, the Board passed a resolution reducing the number of directors that constitutes the full Board from twelve to ten directors instead of nine as previously approved, effective as of the date of Main Street’s 2020 annual meeting of stockholders.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated March 4, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Main Street Capital Corporation

Date: March 4, 2020	By:	/s/ Jason B. Beauvais
		Name:	Jason B. Beauvais
		Title:	General Counsel